Exhibit 10.50

LOAN MODIFICATION AGREEMENT

Borrower:	Community West Bancshares 445 Pine Avenue Goleta, CA 93117	Lender:	Pacific Premier Bank 17901 Von Karman Avenue Suite 1200 Irvine, CA 92614 (949) 864-8000	Loan No.: 78-009859-37

THIS LOAN MODIFICATION AGREEMENT (the “Agreement”) is made as of July 17, 2019, by and among Community West Bancshares (“Borrower”) and Pacific Premier Bank (“Lender”) with reference to the following facts:

RECITALS

A.
Borrower entered into a loan (the “Loan”) evidenced by a Promissory Note dated July 24, 2017, originally payable to Grandpoint Bank, or order, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Note”) and a Credit Agreement dated July 24, 2017 (the “Loan Agreement”). The Loan has been modified in accordance with that certain Amendment #1 to Promissory Note dated August 17, 2017 (the “Prior Modification”).

B.	The Note is secured by, among other things, a Stock Pledge and Security Agreement dated October 29, 2015 (the “Stock Pledge and Security Agreement”).

C.
The Note and all other loan documents given to Grandpoint Bank or Lender either evidencing the Loan or to induce Grandpoint Bank or Lender to make or modify the Loan are referred to collectively as the “Loan Documents”. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note and Loan Agreement.

D.	Lender acquired the Loan by merger with Grandpoint Bank on or about July 1, 2018 and now holds all of Grandpoint Bank’s rights and interest under the Loan Documents.

E.
Insofar as the Loan Documents do not prohibit certain modifications upon written agreement between the parties, the parties hereby agree to modify the terms of the Loan subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, the parties hereto agree as follows:

DESCRIPTION OF LOAN MODIFICATION. As of the date of this Agreement, the Note and other Loan Documents are hereby amended as follows:

1.	Credit Limit Decrease. The maximum credit limit of the Line of Credit is hereby decreased to Ten Million and No/100 Dollars ($10,000,000.00).

2.	Definition of Revolving Term. The definition of “Revolving Term” is hereby revised to mean the period of time commencing from the Effective Date and ending on the Maturity Date.

3.
Revolving Line of Credit. This line of credit will no longer convert to a Term Loan on the Conversion Date. Instead, the line of credit will continue to be a Revolving Term where Lender agrees, in accordance with the terms of the Loan Documents, to make Advances to Borrower from time to time not to exceed at any time the aggregate principal amount of Ten Million and No/100 Dollars ($10,000,000.00).

4.
Maturity Date. The maturity date of the Note is hereby changed to July 30, 2022 (the “Maturity Date”). Borrower shall continue to pay quarterly payments due on January 30th, April 30th, July 30th, and October 30th of each year, of all accrued unpaid interest due as of each payment date until the Maturity Date. On the Maturity Date, Borrower shall pay the Loan in one payment of all outstanding principal plus all accrued unpaid interest and all other amounts owed under the Note.

5.
LIBOR Index. Notwithstanding anything to the contrary contained in the Note or other Loan Documents, in the event that (i) the Index becomes unavailable (e.g., ceases to be published by the administrator of the Index) or is otherwise not easily ascertainable during the term of this Loan, (ii) the Index is determined to be no longer representative by the regulatory supervisor of the administrator of the Index, (iii) Lender reasonably determines the Index can no longer be relied upon in contracts of this nature, or (iv) Lender reasonably determines the Index does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances under the Note, then Lender may, in its reasonable discretion, designate a substitute index (“Substitute Index”) plus a credit spread or other mathematical adjustment (“Spread Adjustment”) to make the combination of the Substitute Index and Spread Adjustment more comparable to the original Index. Under such circumstance, Lender may also make any related technical, administrative or operational changes (e.g., changes to the timing or frequency of determining the interest rate) to the interest calculation as it determines, in its sole judgement, to be necessary or appropriate under the circumstances to reflect the adoption of the Substitute Index. The Spread Adjustment may, at Lender’s option, be added to either the Substitute Index or the interest margin, and may be a positive or negative value or zero. If a Substitute Index is chosen, all references in the Note or Loan Documents to the Index will be deemed to reference the Substitute Index, plus any corresponding Spread Adjustment added to either the Substitute Index or the interest margin. Lender will provide reasonable notice to Borrower of any such Substitute Index or related technical, administrative, or operational changes, which shall become effective on the date indicated in Lender’s notice.

CONTINUING VALIDITY. In all other respects, Borrower acknowledges and agrees that all terms, conditions and provisions of the Loan Documents are continued in full force and effect, except as specifically set forth above, and remain unaffected and unchanged. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Loan Documents, or the priority thereof. Such liens, security interests and rights are hereby ratified, confirmed, renewed and extended in all respects. The Loan Documents, any other security for payment of the Note, and all rights, remedies, titles, liens and equities securing the Note as hereby modified and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the holder of the Note and the indebtedness evidenced thereby.

WARRANTIES, REPRESENTATIONS AND AGREEMENTS. Borrower hereby ratifies, confirms, acknowledges and agrees that the Loan Documents represent valid, enforceable and collectible obligations of Borrower and that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of such documents or instruments. Borrower further acknowledges, represents and warrants that (i) no event has occurred and no condition exists which would constitute a default under any of the Loan Documents or this Agreement, either with or without notice or lapse of time or both, (ii) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower or any guarantor is pending or threatened, and (iii) no other event has occurred which may materially adversely affect Borrower’s or any guarantor’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

RELEASE AND WAIVER OF CLAIMS. In consideration of Lender’s agreement to enter into this Agreement, Borrower hereby agrees as follows:

Release of All Claims. Borrower, on behalf of itself, its general partners, its members, its officers, its affiliates and its and their successors and assigns (collectively the “Releasing Parties”), hereby releases and forever discharges Lender and all of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, advisors, and its and their successors and assigns (collectively the “Released Parties”) from any and all claims, demands, debts, liabilities, contracts, obligations, accounts, torts, causes of action or claims for relief of whatever kind or nature, whether known or unknown, whether suspected or unsuspected, which the Releasing Parties may have or which may hereafter be asserted or accrue against Released Parties, or any of them, resulting from or in any way relating to any act or omission done or committed by Released Parties, or any of them, arising directly or indirectly out of the Loan, the Loan Documents, the transactions evidenced or contemplated thereby, the approval, the origination, the funding and the closing of the Loan; the review, approval, or disapproval of any and all documents, instruments, insurance and all other items submitted to Lender in connection with the Loan; the disbursements of funds under the Loan; the modification of the Loan made pursuant to this Agreement; Lender’s acts, statements, conduct, representations and omissions made in connection with the modification of the Loan, including, without limitation, the terms and conditions of this Agreement; any fact, matter, transaction or event relating thereto; or the relationships existing or transactions or dealings occurring between Lender and Releasing Parties up to and as of the date of this Agreement (the “Claims”).

Release Includes Unknown Claims. The release described in the immediately preceding paragraph and in this paragraph applies to all Claims which the Releasing Parties have or which may hereafter arise against the Released Parties, or any of them, as a result of acts or omissions occurring before the date of this Agreement, whether or not known or suspected by the Parties hereto. Releasing Parties expressly acknowledge that, although it may be that ordinarily a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor, which if known by him must have materially affected his settlement with the party released, it has carefully considered and taken into account in determining to enter into this Agreement the possible existence of such unknown losses or Claims.

Without limiting the generality of the foregoing, Releasing Parties expressly waive any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the releasing party does not know or suspect to exist in the releasing party’s favor at the time of executing the release, which if known by the releasing party must have materially affected the releasing party’s settlement with the released party, including, without limitation, the following provisions of California Code of Civil Procedure Section 1542:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Complete Defense. This release by Releasing Parties shall constitute a complete defense to any claim, cause of action, defense, contract, liability, indebtedness, obligation, liability, claim or cause of action exists which is within the scope of those hereby released.

No Reliance. Releasing Parties hereby acknowledge that it has not relied upon any representation of any kind made by Lender in making the foregoing release.

CONDITIONS PRECEDENT. This Agreement is contingent upon the satisfaction (or written waiver, in Lender’s sole and absolute discretion) of the following conditions precedent:

1.	There shall not exist, as of the date of this Agreement, any condition which would constitute a default under this Agreement or under any Loan Documents.

2.
The representations and warranties set forth in this Agreement, in the Loan Documents, and in any document or certificate delivered to Lender pursuant to this Agreement or the Loan Documents are true and correct.

3.
Lender shall have received a certified resolution from Borrower authorizing (a) its modification of the Loan pursuant to this Agreement; and (b) the execution and delivery of this Agreement by the person(s) signing the same on behalf of Borrower.

4.	Borrower shall have signed and delivered this Agreement to Lender.

5.	Upon execution of this Agreement, Borrower shall pay to Lender a documentation and processing fee of $1,000.00.

GENERAL. Borrower shall execute such additional documents as Lender may require to fully effectuate the intent of this Agreement. If any action, suit or other proceeding is brought to enforce the obligations of the undersigned under this Agreement, the prevailing party shall be entitled to receive all of such party’s costs and expenses of suit, including attorneys’ fees, incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys’ fees shall mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court. This Agreement shall be governed by, and interpreted in accordance with, the laws of the jurisdiction governing interpretation of the Note (however, not to the exclusion of any applicable Federal law), without regard to state statutes or judicial decisions regarding choice of law questions.

COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT AND BORROWER AGREES TO THE TERMS OF THIS AGREEMENT.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

BORROWER:

Community West Bancshares

/s/ Martin E. Plourd
By: Martin E. Plourd, President and CEO

/s/ Susan C. Thompson
By: Susan C. Thompson , CFO

LENDER:

PACIFIC PREMIER BANK

By:	/s/ Saaid El-hendi
Authorized Signer
Name: Saaid El-hendi
Title: VP, Senior Portfolio Manager